UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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PEDEVCO CORP.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	22-3755993 (I.R.S. Employer Identification No.)

4125 Blackhawk Plaza Circle, Suite 201
Danville, California 94506
(Address of principal executive offices)
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Pacific Energy Development Corp. 2012 Equity Incentive Plan

PEDEVCO Corp. 2012 Equity Incentive Plan

Options Granted Pursuant to Written Stock Option Agreements

(Full title of the plans)
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Frank C. Ingriselli
President and Chief Executive Officer
PEDEVCO Corp.
4125 Blackhawk Plaza Circle, Suite 201
Danville, California 94506
(Name and address of agent for service)

(855) 733-3826
(Telephone number, including area code, of agent for service)

Copy to:
Lawrence Schnapp, Esq.
TroyGould PC
1801 Century Park East, Suite 1600
Los Angeles, California 90067
(310) 789-1269

Indicate by check mark (☑) whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer	☐Non-accelerated filer	☑ Smaller reporting company
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share(1)(7)	664,748 shares	$3.72	$2,472,863	$318.76
Common Stock, par value $0.001 per share(2)(7)	104,500 shares	$3.75	$391,875	$50.48
Common Stock, par value $0.001 per share(3)(7)	121,669 shares	$0.30	$36,501	$4.71
Common Stock, par value $0.001 per share(4)(7)	284,134 shares	$0.51	$144,909	$18.67
Common Stock, par value $0.001 per share(5)(7)	136,667 shares	$0.24	$32,801	$4.23
Common Stock, par value $0.001 per share(6)(7)	806,668 shares	$0.51	$411,401	$52.99
Total	2,118,386 shares	--	$3,490,350	$449.84

(1)           Represents shares reserved for issuance pursuant to future awards under the PEDEVCO Corp. 2012 Equity Incentive Plan.  The proposed maximum offering price per share and maximum aggregate offering price for these shares were estimated pursuant to Rule 457(c) of the Securities Act of 1933 on the basis of the $3.72 average of the high and low trading prices of the registrant’s common stock as reported on the NYSE MKT on October 29, 2013.

(2)           Represents shares issuable upon exercise of outstanding options issued to employees and consultants of the Company under the PEDEVCO Corp. 2012 Equity Incentive Plan on August 9, 2013 with an exercise price of $3.75 per share.

(3)           Represents shares issuable upon exercise of outstanding options issued to employees and consultants of the Company under the Pacific Energy Development Corp. 2012 Equity Incentive Plan on February 9, 2012 and April 24, 2012 with an exercise price of $0.30 per share.

(4)           Represents shares issuable upon exercise of outstanding options issued to employees and consultants of the Company under the Pacific Energy Development Corp. 2012 Equity Incentive Plan on June 18, 2012 with an exercise price of $0.51 per share.

(5)           Represents shares issuable upon the exercise of outstanding options granted pursuant to written agreements with certain employees and consultants of the Company with an exercise price of $0.24 per share.

(6)           Represents shares issuable upon the exercise of outstanding options granted pursuant to written agreements with certain employees of the Company with an exercise price of $0.51 per share.

(7)           Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement covers, in addition to the shares of common stock specified above, an indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends and similar transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                      Plan Information

The documents containing the information specified in Part I will be sent or given to eligible participants in the PEDEVCO Corp. 2012 Equity Incentive Plan and the Pacific Energy Development Corp. 2012 Equity Incentive Plan, and to recipients of options pursuant to separate written agreements as specified by Rule 428(b)(1) of the Securities Act.  Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.                      Registrant Information and Employee Plan Annual Information.

We will provide, without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement.  These documents are incorporated by reference in the Section 10(a) prospectus.  We will also provide without charge, upon written or oral request, all other documents required to be delivered to recipients pursuant to Rule 428(b) of the Securities Act.  Any and all such requests should be directed to us at our principal office by telephone at 855-733-3826, or mail at 4125 Blackhawk Plaza Circle, Suite 201, Danville, California 94506, Attention:  Secretary.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference

We have filed the following documents with the Securities and Exchange Commission (the “Commission”), each of which is incorporated herein by reference:

(a)       Our Annual Report on Form 10-K and Form 10-K/A for the period ended December 31, 2012;

(b)       All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules); and

(c)       The description of our common stock contained in our Registration Statement on Form 8-A/A, filed with the SEC on September 5, 2013 (File No. 001-35922) pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed subsequent to the date of this Registration Statement by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.   Any statement contained in a document deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.                      Description of Securities

Not applicable.

Item 5.                      Interests of Named Experts and Counsel

Not applicable.

Item 6.                      Indemnification of Directors and Officers

Our certificate of formation provides that our directors are not liable to us or our shareholders for monetary damages for an act or omission in their capacity as a director. A director may, however, be found liable for, and we may be prohibited from indemnifying a director against:

•	any breach of the director’s duty of loyalty to us or our shareholders;

•	acts or omissions not in good faith that constitute a breach of the director’s duty to us;

•	acts or omissions that involve intentional misconduct or a knowing violation of law;

•	any transaction from which the director receives an improper benefit; or

•	acts or omissions for which the liability is expressly provided by an applicable statute.

Our certificate of formation also provides that we will indemnify our directors, and may indemnify our agents, to the fullest extent permitted by applicable Texas law from any expenses, liabilities or other matters.

Subchapter C of Title I of Chapter 8 of the Texas Business Organization Code describes the terms and conditions under which a corporation is authorized to indemnify its directors, officers and other agents against judgments, penalties, fines, settlements and expenses that they may incur in connection with proceedings brought against them, or in which they are otherwise involved, as a result of their service as directors, officers or other agents of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of our company under our certificate of formation, it is the position of the SEC that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Indemnification Agreements

We have entered into indemnification agreements with each of our officers and directors pursuant to which we have agreed, to the maximum extent permitted by applicable law and subject to the specified terms and conditions set forth in each agreement, to indemnify a director or officer who acts on our behalf and is made or threatened to be made a party to any action or proceeding against expenses, judgments, fines and amounts paid in settlement that are incurred by such officer or director in connection with the action or proceeding. The indemnification provisions apply whether the action was instituted by a third party or by us.  We also maintain insurance on behalf of our officers and directors that provides coverage for expenses and liabilities incurred by them in their capacities as officers and directors.

Item 7.                      Exemption from Registration Claimed

Not applicable.

Item 8.                      Exhibits

The following exhibits are filed with this registration statement or are incorporated by reference as a part of this registration statement:

Exhibit No.	Description
4.1	PEDEVCO Corp. 2012 Equity Incentive Plan (1)
4.2	PEDEVCO Corp. 2012 Equity Incentive Plan - Form of Restricted Shares Grant Agreement (included with this registration statement)
4.3	PEDEVCO Corp. 2012 Equity Incentive Plan - Form of Stock Option Agreement (included with this registration statement)
4.4	Pacific Energy Development Corp. 2012 Equity Incentive Plan (included with this registration statement)
4.5	Pacific Energy Development Corp. 2012 Plan - Form of Restricted Shares Grant Agreement (included with this registration statement)
4.6	Pacific Energy Development Corp. 2012 Plan - Form of Stock Option Agreement (included with this registration statement)
4.7	Pacific Energy Development Corp. - Form of Restricted Shares Grant Agreement (included with this registration statement)
4.8	Pacific Energy Development Corp. - Form of Stock Option Agreement (included with this registration statement)
4.9	Consultant Stock Option Agreement, dated October 7, 2011, entered into by and between Michael L. Peterson and the Registrant (included with this registration statement)
4.10	Employee Stock Option Agreement, dated October 7, 2011, entered into by and between Valentina Babichev and the Registrant (included with this registration statement)
4.11	Consultant Stock Option Agreement, dated October 7, 2011, entered into by and between Y.M. Shum and the Registrant (included with this registration statement)
4.12	Consultant Stock Option Agreement, dated October 7, 2011, entered into by and between Kathleen Cole and the Registrant (included with this registration statement)
4.13	Employee Stock Option Agreement, dated June 18, 2012, entered into by and between Frank C. Ingriselli and the Registrant (included with this registration statement)
4.14	Employee Stock Option Agreement, dated June 18, 2012, entered into by and between Michael L. Peterson and the Registrant (included with this registration statement)
4.15	Employee Stock Option Agreement, dated June 18, 2012, entered into by and between Clark R. Moore and the Registrant (included with this registration statement)
5.1	Opinion of TroyGould PC (included with this registration statement)
23.1	Consent of GBH CPAs, PC (included with this registration statement)
23.2	Consent of SingerLewak LLP (included with this registration statement)
23.3	Consent of TroyGould PC (included in the opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)

(1) Previously filed on August 2, 2012 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.

Item 9.                      Undertakings

(a)       The Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

However, paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Danville, California, on October 30, 2013.

PEDEVCO CORP.

By:	/s/ Frank C. Ingriselli
Frank C. Ingriselli
Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Frank C. Ingriselli as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her in any and all capacities, to sign this registration statement on Form S-8 and any amendments hereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank C. Ingriselli Frank C. Ingriselli	Chief Executive Officer, President and Director (principal executive officer)	October 30, 2013

/s/ Michael L. Peterson Michael L. Peterson	Chief Financial Officer (principal financial and accounting officer)	October 30, 2013

/s/ Elizabeth P. Smith Elizabeth P. Smith	Director	October 30, 2103

/s/ David C. Crikelair David C. Crikelair	Director	October 30, 2013

EXHIBIT INDEX

Exhibit No.	Description
4.1	PEDEVCO Corp. 2012 Equity Incentive Plan (1)
4.2	PEDEVCO Corp. 2012 Equity Incentive Plan - Form of Restricted Shares Grant Agreement (included with this registration statement)
4.3	PEDEVCO Corp. 2012 Equity Incentive Plan - Form of Stock Option Agreement (included with this registration statement)
4.4	Pacific Energy Development Corp. 2012 Equity Incentive Plan (included with this registration statement)
4.5	Pacific Energy Development Corp. 2012 Plan - Form of Restricted Shares Grant Agreement (included with this registration statement)
4.6	Pacific Energy Development Corp. 2012 Plan - Form of Stock Option Agreement (included with this registration statement)
4.7	Pacific Energy Development Corp. - Form of Restricted Shares Grant Agreement (included with this registration statement)
4.8	Pacific Energy Development Corp. - Form of Stock Option Agreement (included with this registration statement)
4.9	Consultant Stock Option Agreement, dated October 7, 2011, entered into by and between Michael L. Peterson and the Registrant (included with this registration statement)
4.10	Employee Stock Option Agreement, dated October 7, 2011, entered into by and between Valentina Babichev and the Registrant (included with this registration statement)
4.11	Consultant Stock Option Agreement, dated October 7, 2011, entered into by and between Y.M. Shum and the Registrant (included with this registration statement)
4.12	Consultant Stock Option Agreement, dated October 7, 2011, entered into by and between Kathleen Cole and the Registrant (included with this registration statement)
4.13	Employee Stock Option Agreement, dated June 18, 2012, entered into by and between Frank C. Ingriselli and the Registrant (included with this registration statement)
4.14	Employee Stock Option Agreement, dated June 18, 2012, entered into by and between Michael L. Peterson and the Registrant (included with this registration statement)
4.15	Employee Stock Option Agreement, dated June 18, 2012, entered into by and between Clark R. Moore and the Registrant (included with this registration statement)
5.1	Opinion of TroyGould PC (included with this registration statement)
23.1	Consent of GBH CPAs, PC (included with this registration statement)
23.2	Consent of SingerLewak LLP (included with this registration statement)
23.3	Consent of TroyGould PC (included in the opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)

(1) Previously filed on August 2, 2012 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.